Exhibit 99.1

Robert Musslewhite and Sudhakar Ramakrishna to join
Cardinal Health Board of Directors

DUBLIN, Ohio, March 10, 2025 – Cardinal Health (NYSE:CAH) announced today that its Board of Directors has elected Robert Musslewhite, former Chief Executive Officer of Definitive Healthcare Corp., and Sudhakar Ramakrishna, President and Chief Executive Officer of SolarWinds Corporation, as independent directors, effective March 7, 2025.

With more than 20 years of leadership experience, including serving as CEO for two publicly traded companies, Mr. Musslewhite brings to the board unique expertise in advanced analytics, data, and technology across the healthcare ecosystem. Mr. Musslewhite is also an experienced board member, currently serving on the Board of Directors of CoStar Group, Inc., and previously serving as a board member for companies within the healthcare industry, including Definitive Healthcare Corp., The Advisory Board Company and Evolent Health, Inc. Mr. Musslewhite will serve as a member of the board’s Audit and Human Resources and Compensation Committees.

Mr. Ramakrishna is an experienced CEO and global technology leader with more than two decades of technology and business expertise. Mr. Ramakrishna has a history of helping matrixed organizations implement effective cybersecurity measures and navigate crises. Mr. Ramakrishna currently serves on the Board of Directors of SolarWinds Corporation and previously served on the Board of Directors of other technology companies, including Enterprise 4.0 Technology Acquisition Corp., SailPoint Technologies Holdings, Inc., Mitel Networks Corporation and Meru Networks, Inc. Mr. Ramakrishna will serve as a member of the Audit and Risk Oversight Committees.

“Robert brings decades of experience in leading technology-oriented healthcare companies and successfully driving rapid growth and innovation,” said Gregory Kenny, Chairman of the Board for Cardinal Health. “Robert’s expertise in strategic uses of data across healthcare systems and navigating complex business environments will be a great contribution to the board. Likewise, Sudhakar’s proven leadership in both technology and business strategy, combined with his ability to collaborate and drive results, will be a tremendous asset to the company. We are pleased to welcome them to our board and look forward to their valuable insights.”

“Robert and Sudhakar bring extensive experience and proven leadership with strong backgrounds in technology, which will be instrumental in helping us navigate complex and rapidly evolving environments,” said Jason Hollar, CEO of Cardinal Health. “Their track records of delivering results align with our culture, and we look forward to the contributions they will make to Cardinal Health.”

Robert Musslewhite – Brief Bio
Mr. Musslewhite currently serves as an advisor to a private equity firm and previously served as Chief Executive Officer of Definitive Healthcare Corp. Prior to that, he served as the Chief Executive Officer of OptumInsight, a division of UnitedHealth Group Incorporated, and before that was the Chair and Chief Executive Officer of The Advisory Board Company. He also previously held multiple positions at McKinsey & Company.

Mr. Musslewhite holds a degree in Economics from Princeton University and is a graduate of Harvard Law School.

Sudhakar Ramakrishna – Brief Bio
Mr. Ramakrishna currently serves as the President and Chief Executive Officer of SolarWinds Corporation. He previously served as the Chief Executive Officer of Pulse Secure, LLC, and prior to that he served in senior leadership roles at Citrix Systems, Inc. Mr. Ramakrishna also has held senior leadership roles at a variety of other technology companies, including Polycom, Inc., Motorola, Inc., Stoke, Inc., 3COM Corporation and U.S. Robotics Corporation.

Mr. Ramakrishna holds a Bachelor of Engineering in Computer Science and Engineering from Osmania University, a Master of Science in Computer Science from Kansas State University and a Master of Management from Northwestern University.

About Cardinal Health
Cardinal Health is a distributor of pharmaceuticals and specialty products; a global manufacturer and distributor of medical and laboratory products; a supplier of home-health and direct-to-patient products and services; an operator of nuclear pharmacies and manufacturing facilities; and a provider of performance and data solutions. Our company’s customer-centric focus drives continuous improvement and leads to innovative solutions that improve people’s lives every day. Learn more about Cardinal Health at cardinalhealth.com and in our Newsroom.

Contacts
Media: Erich Timmerman, erich.timmerman@cardinalhealth.com and 614.757.8231
Investors: Matt Sims, matt.sims@cardinalhealth.com and 614.553.3661